Exhibit 10(b)

MEMORANDUM

TO:
FROM:	Kevork S. Hovnanian
DATE:	May 4, 1993
SUBJECT:	Bonus Compensation Plan

We have established a bonus program for corporate level personnel. The maximum amount of such bonus will be based on how the corporate fares in its return on equity (ROE). ROE will be calculated as follows: net income as reported to the public (with no adjustments) divided by average shareholders’ equity for the period. Average shareholders’ equity for any fiscal year will be determined by averaging shareholder equity of five quarter endings beginning with the end of the prior fiscal year and ending with the current fiscal year.

The Bonus available for payment to you will be a percentage of your base salary as per the ROE scale following in the text of this plan. The overall bonus will be divided into two parts. The first part will be 60% of the available bonus based on actual ROE performance as outlined in the first paragraph.

The remaining 40% is discretionary. The actual amount paid to you will be determined on your individual efforts in meeting specific objectives by you and for your functional area and how you fostered a spirit of teamwork, excellence, and integrity. Your actual performance will be compared to your specific objectives and will be used, in part, to determine your individual discretionary bonus payment. This discretionary portion does not mean that if you did an “average” job you should expect a payment of the full 40%. The role of a corporate officer is one of leadership, teambuilding, and working for the good of the entire corporate entity. Your personal goals should foster this spirit.

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Your potential bonus will be based on ROE and a percentage of your base pay as follows:

Return on Equity	Percentage of Base Pay Potential
0.00 – 5.00
5.01 – 7.50
7.51 – 10.00
10.01 – 12.50
12.51 – 15.00
15.01 – 17.50
17.51 – 20.00
20.01 – 22.50
22.51 – 25.00
25.01 +

Both portions of the bonus awards will be paid in one installment on May 13, 1994. If your employment is terminated prior to March 1, 1994, any and all rights to the bonus payment outlined above will be cancelled. If you voluntarily terminate your employment after February 28, 1994, any unpaid portion of the portion of the bonus outlined above will be forfeited.

Please sign in the space below acknowledging your understanding of the bonus program. This plan applies to fiscal 1993/94 results but may be extended to subsequent fiscal years.

ACKNOWLEDGED:	DATE: